EXHIBIT 23.09
         CONSENT AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

CluckCorp International, Inc.


We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated February 6, 1997, relating to the Financial Statements of CluckCorp International, Inc. and to the references to our firm under the caption "Experts" in the Prospectus.



Akin, Doherty, Klein & Feuge, P.C.
San Antonio, Texas
February 4, 1997